UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2009

BOSS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23204	58-1972066
(Commission File Number)	(IRS Employer Identification No.)

1221 Page Street
Kewanee, Illinois  61443
(Address of Principal Executive Offices)

(800) 447-4581
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.                      Entry into a Material Definitive Agreement

On November 2, 2009, Galaxy Balloons, Incorporated (“Galaxy”), an indirect subsidiary of Boss Holdings, Inc. (“BSHI”), purchased the balloon customer list, inventory, records, files and certain balloon manufacturing equipment of Ashland Graphic Arts, Inc. of Ashland, Ohio (“AGA”) pursuant to an Asset Purchase and Sale Agreement.  Ashland manufactures, imprints, personalizes, markets and distributes a line of balloons and other inflatable products for the specialty advertising market.

The base purchase price was $300,000, with $250,000 paid in cash at closing, with payment of the remaining $50,000 due within ninety days after closing. Galaxy also purchased certain items of balloon imprinting equipment from Poly-Plate, Inc., an affiliate of AGA, for a cash purchase price of $87,500. AGA and its president, Stephen Gardner, are subject to a non-compete agreement for a term of five years following closing. BSHI funded the purchase in cash from its existing working capital.

Management believes the AGA line of products, including its trademarked Fur’s A Flyin’ line, will mesh well with Galaxy’s own line of balloons and promotional products. The acquired balloon manufacturing equipment will be relocated to Galaxy’s Cleveland, Ohio manufacturing plant and will enhance Galaxy’s balloon imprinting capabilities. Galaxy will not assume any of AGA’s employees in the transaction.  AGA’s 2008 revenues were approximately $1,345,000 and approximately $785,000 for the nine month period ending September 30, 2009. Management expects the AGA transaction will be immediately accretive to Galaxy’s net earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSS HOLDINGS, INC.

By:         /s/ James F. Sanders
James F. Sanders, Corporate Secretary

Date:  November 4, 2009

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